Exhibit 10.1

MARKETING AND ADMINISTRATION AGREEMENT

THIS MARKETING AND ADMINISTRATION AGREEMENT (“Agreement”) is dated as of October 1, 2010 and is by and between Allstate Finance Company, LLC (“Allstate Finance”) and Allstate Bank.

BACKGROUND

For several years, Allstate Bank has been making business-purpose loans (the “Loans”) to agents (“Agents”) of Allstate Insurance Company (“AIC”) and its insurance subsidiaries (collectively, “Allstate Insurance”).  Allstate Finance has been formed by Allstate Life Insurance Company (“ALIC”) to originate, fund and retain Loans (any such Loans, “Allstate Finance Loans”) to the extent Allstate Bank is unable to do so.  Pursuant to this Agreement, Allstate Bank will provide certain administrative functions for Allstate Finance Loans but will not originate, fund or retain any investment in Allstate Finance Loans.  The marketing, origination and administration of Allstate Finance Loans is sometimes hereinafter referred to as the “Program.”

NOW, THEREFORE, intending to be legally bound, and in consideration of the premises, mutual covenants, promises, agreements and undertakings, and the representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

ARTICLE I

MARKETING, ORIGINATION AND ADMINISTRATION OBLIGATIONS

Section 1.1             Loan Marketing by Allstate Bank.  Periodically, Allstate Finance will provide Allstate Bank with specifications (the “Specifications”) for each state concerning the Allstate Finance Loans it is prepared to make (including specifications concerning minimum and maximum dollar amounts and permitted borrowers) and strategic direction regarding the marketing of Allstate Finance Loans.  Pursuant to the Specifications and such direction, on a quarterly or other periodic basis, Allstate Bank will submit to Allstate Finance for its approval a marketing proposal and budget for Allstate Finance Loans (a “Plan”) showing, among other things: (a) the proposed marketing activities that are anticipated to be conducted over the period covered by the Plan (the “Plan Period”); and (b) the anticipated cost of such marketing. Subject to Allstate Finance’s approval, Allstate Bank may modify any Plan at any time or from time to time.

Section 1.2             Loan Funding.  Allstate Bank shall give Allstate Finance written or electronic notice (a “Funding Notice”) from time to time of the dollar amount of Allstate Finance Loans for which Allstate Bank anticipates facilitating origination on behalf of Allstate Finance during the subsequent three business days (the “Funding Requirement”).  Within five (5) business days after receipt of any Funding Notice consistent with the latest Plan, Allstate Finance shall ensure that it has on deposit with Allstate Bank and maintains on deposit with Allstate Bank at all times up through and including the third business day following the anticipated origination date of each loan, in a noninterest-bearing checking account established for such purpose (the “AF Loan Funding Account”), an amount equal to the Funding Requirement less the dollar amount of Allstate Finance Loans originated since the date of the such Funding Notice.  The proceeds of Allstate Finance Loans shall be disbursed only through checks drawn from the AF Loan Funding Account or wire or ACH transfers from the AF Loan Funding Account.

Section 1.3             Loan Origination.

(a)           Allstate Bank will continue to originate and fund Loans on its own behalf (“Allstate Bank Loans”) that do not meet the Specifications and/or the latest Plan and, pursuant to the Specifications and the latest Plan, will facilitate the origination and funding by Allstate Finance of Allstate Finance Loans.

(b)           Allstate Bank shall at no time have any direct or indirect variable interest in any Allstate Finance Loan.  All Allstate Finance Loans shall be executed and funded solely and exclusively in the name of Allstate Finance and solely with the funds from the AF Loan funding Account and all Allstate Bank Loans shall be executed and funded solely and exclusively in the name of Allstate Bank.  Allstate Finance hereby appoints Allstate Bank as its true and lawful attorney-in-fact, with full power of substitution, to execute and deliver all Allstate Finance Loan agreements and documents in Allstate Finance’s name and stead pursuant to this Agreement.  So long as this Agreement is in force, this power of attorney is irrevocable.

(c)           Allstate Finance shall provide to Allstate Bank the Allstate Finance Agent Loan Underwriting Policy (the “Underwriting Policy”).  Allstate Finance may modify the Underwriting Policy from time to time. Should the modifications to the Underwriting Policy cause a material increase in the time and expense for Allstate Bank to underwrite Allstate Finance Loans, Allstate Finance, the parties shall negotiate in good faith to revise the fee schedule.  All Allstate Finance Loans shall satisfy the standards set forth in the Underwriting Policy under the caption “Loan Underwriting” and all loan files for Allstate Finance Loans (“Allstate Finance Loan Files”) shall include the documents and materials set forth in the Underwriting Policy under the caption “Loan Files” (the “Required Loan Documents”), subject to such exceptions as any officer of Allstate Finance not affiliated with Allstate Bank shall approve.  Allstate Bank shall maintain the Allstate Finance Loan Files and shall make the Allstate Finance Loan Files available to Allstate Finance and its accountants, auditors and representatives from time to time during normal business hours, in the format (hard copy or electronic) in which such Allstate Finance Loan Files are maintained.  In the event that Allstate Finance identifies within ninety (90) days after the origination date of an Allstate Finance Loan a material departure from the requirements of this Section 1.3(c), Allstate Finance, in its sole discretion,  may within such period 1) give Allstate Bank a demand to cure the problem or 2) require Allstate Bank to purchase such non-conforming Allstate Finance Loan within sixty (60) days, 3) waive its rights to demand a cure or repurchase of non-conforming Allstate Finance Loan by Allstate Bank.  The purchase price for any such non-conforming Allstate Finance Loan(s) shall be the par value of the Loan, together with accrued interest, and may be paid in cash and/or by delivery to Allstate Finance of one or more Allstate Bank Loans of comparable dollar amount (with appropriate cash adjustments).  To the extent Allstate Bank purchases Allstate Finance Loans pursuant to this Section 1.3(c) for cash, appropriate adjustment shall be made for any compensation paid by Allstate Finance to Allstate Bank with respect to the origination of the Allstate Finance Loan.  In the event that Allstate Finance does not demand purchase of a non-conforming Allstate Finance Loan within ninety (90) days after Loan origination, any defects in the underwriting or documentation with respect to such Allstate Finance Loan shall be deemed to be waived, notwithstanding any language in this Agreement (including Article IV) to the contrary.

Section 1.4             New Loan Report.  Allstate Bank shall electronically make available to Allstate Finance a report (a “New Loan Report”) showing the new Allstate Finance Loans originated and such other reports as are available to Allstate Bank on its administration system (“New Allstate Finance Loans”).  Among other information, the New Loan Report shall show for each New Allstate Finance Loan: (a) the name of the agent borrower (“Agent”); (b) the principal amount of the New Loan; (c) the interest rate on the New Loan; (d) the term in months of the New Allstate Finance Loan; (e) the monthly payment on the New Allstate Finance Loan.

Section 1.5             Administration of Loans; Administration Standards.  Allstate Bank shall administer Allstate Finance Loans as set forth by Allstate Finance (“Administration Standards”) those

Administration Standards require Allstate Bank to administer the Allstate Finance Loans in accordance with applicable statutes, codes, ordinances, laws, regulations, orders, judgments, decrees and agreements, memoranda of understanding, directives, formal and informal guidance and policies of all federal, state and local agencies (collectively, “Governmental Requirements”), the terms of this Agreement, customary and usual standards of practice of prudent loan administrators and the standards of performance Allstate Bank applies to Allstate Bank Loans.  In connection with such administration and within the terms of this Agreement, Allstate Bank shall have full power and authority, acting alone, to do or cause to be done any and all things that it may deem necessary or desirable in connection with such administration and that are in the best interest and for the benefit of Allstate Finance, except that without the express written consent of Allstate Finance, Allstate Bank shall not forgive any interest or principal amount of any Loan, release any guarantor or any collateral or extend the term of any Loan.  Without limiting the generality of the foregoing, Allstate Bank, in the name of Allstate Finance or any assignee of Allstate Finance, when Allstate Bank believes it appropriate in its reasonable judgment, may execute and deliver any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other instruments, with respect to Allstate Finance Loans.  Allstate Finance hereby irrevocably designates and appoints Allstate Bank as its attorney-in-fact, with full power of substitution, during the term hereof for purposes of signing the name of Allstate Finance or any assignee to any and all such instruments.  Notwithstanding such appointment, Allstate Bank may prepare and deliver to Allstate Finance or any assignee such documents requiring execution and delivery by Allstate Finance or any assignee as are necessary or appropriate to enable Allstate Bank to administer Allstate Finance Loans.  Upon receipt of such documents, Allstate Finance or its assignee shall execute such documents and deliver them to Allstate Bank.  Notwithstanding the foregoing, Allstate Bank shall notify Allstate Finance whenever there is a material default under any Allstate Finance Loan and obtain Allstate Finance’s prior express consent before initiating any formal legal proceedings to enforce Allstate Finance’s remedies.  As part of its Allstate Finance Loan administration, Allstate Bank shall provide certain bookkeeping services and financial reports and information, including the information necessary for Allstate Finance financial reporting purposes.

Section 1.6             Remitting Payments.

(a)           Within three business days after receiving or collecting any payment on an Allstate Finance Loan, Allstate Bank shall deposit the amount received or collected, net of any related compensation or expense reimbursement to which Allstate Bank is entitled (as described in Article II), in a noninterest-bearing checking account established in Allstate Finance’s name for such purpose (the “AFC Loan Remittance Account”).  In the event that any payment received on an Allstate Finance Loan is returned or dishonored, or in the event that any such payment must be returned, Allstate Bank shall be entitled to a refund of the related amount remitted to Allstate Finance and may withhold from future payments to Allstate Finance the amount of the refund to which it is entitled. Allstate Bank shall not advance or be obligated to advance its own funds for principal and interest owing under the Loans.

(b)           If Allstate Finance receives directly any payment on any Allstate Finance Loan, Allstate Finance shall promptly forward such payment to Allstate Bank for application in accordance with the terms of this Agreement.

Section 1.7             Customer Service.  Allstate Bank will directly and/or through third parties provide the staffing necessary to assist Agents seeking and obtaining Allstate Finance Loans.  Such functions will include, but may not be limited to:

(a)           Staffing a “help desk” with representatives with the knowledge necessary to assist Agents in completing applications, overcoming any computer or website problems and answering associated questions;

(b)           After an Allstate Finance Loan is originated and funded by Allstate Finance, providing the Agent with routine account information concerning loan terms, outstanding balance, payments, payment due date and address for sending payments.  Such information may be provided via live operators, through an automated telephone system or over the Internet.

Section 1.8             Collection of Loan Payments.  Allstate Bank shall make commercially reasonable efforts in accordance with the Administration Standards set forth by Allstate Finance to collect all payments called for under the terms and provisions of Allstate Finance Loans.  However, consistent with the Fee Schedule attached hereto as Exhibit A (the “Fee Schedule”), Allstate Bank may waive late payment charges or prepayment charges.  Unless directed by Allstate Finance, Allstate Bank shall not institute or continue any litigation or arbitration proceeding with respect to collection of any payment if it believes in good faith that enforcing the provision of the instrument pursuant to which such payment is required is not cost-justified.  If Allstate Bank is directed by Allstate Finance to institute or continue such litigation or arbitration proceeding, Allstate Finance agrees to reimburse Allstate Bank all related fees and costs.

Section 1.9             Access to Certain Documentation and Information Regarding Loans; Allstate Bank Regulator Authority.

(a)           Allstate Bank shall afford Allstate Finance and any court or governmental agency or body with supervisory authority or jurisdiction over Allstate Finance (an “Allstate Finance Regulator”) reasonable access to all records and documentation regarding Allstate Finance Loans and all accounts and other matters relating to this Agreement, such access being afforded without charge, but only upon reasonable request and during normal business hours (or as requested by an Allstate Finance Regulator) at the office designated by Allstate Bank.  At the request of any court or governmental agency or body with supervisory authority or jurisdiction over Allstate Bank (an “Allstate Bank Regulator”), Allstate Finance shall provide like access to such Allstate Bank Regulator.  Allstate Finance agrees to submit to any examination which may be required by any Allstate Bank Regulator, to the fullest extent such regulator may require.

(b)           Allstate Finance (either directly or by the use of accountants or other agents or representatives) may audit, inspect and review Allstate Bank and its files, records and books insofar as they relate to Allstate Finance Loans.  Allstate Bank agrees to submit to Allstate Finance such information as Allstate Finance may from time to time reasonably request in order to ascertain Allstate Bank’s compliance with the requirements of this Agreement and compliance of the Program with Governmental Requirements.

Section 1.10           Non-Exclusivity.  Allstate Bank is neither obligated nor expected to service loans exclusively for Allstate Finance.  No terms or conditions contained herein shall prevent, restrict or preclude Allstate Bank from administering loans (or engaging in other services) for other entities, whether or not affiliated with Allstate Finance, in any jurisdiction with respect to any program.  Allstate Bank agrees that it shall maintain appropriate controls to segregate funds, information and records relating to the Allstate Finance Loans from those of other entities.

Section 1.11           Status of Parties.  Allstate Bank shall perform its services hereunder as an independent contractor for Allstate Finance.

Section 1.12           Additional Covenants of Allstate Bank.

(a)           Allstate Bank shall, while this Agreement is in effect, prepare and maintain disaster recovery, business resumption, and contingency plans appropriate for the nature and scope of the Program, the activities of Allstate Bank, and the obligations to be performed by Allstate Bank hereunder and also sufficient to enable Allstate Bank to promptly resume the performance of its obligations hereunder in the event of a natural disaster, destruction of Allstate Bank’s facilities or operations, utility or communication failures, or similar interruption in the operations of Allstate Bank or the operations of a third party which in turn materially affect the operations of Allstate Bank.  Allstate Bank shall make available to Allstate Finance copies of all such disaster recovery, business resumption and contingency plans and shall make available to Allstate Finance copies of any changes thereto.  Allstate Bank shall periodically test such disaster recovery, business resumption and contingency plans as may be appropriate and prudent in light of the nature and scope of the activities and operations of Allstate Bank and its obligations hereunder and shall promptly provide Allstate Finance with results of any such tests.

(b)           Allstate Bank shall promptly provide written notice to Allstate Finance of the occurrence of any of the following: (i) any changes or disruptions in the equipment, facilities, systems, staffing or other arrangements or contracts with third parties which may in any material respect have the effect of impairing, disrupting or preventing the timely and full performance by Allstate Bank of its obligations under this Agreement; and (ii) any material written claim asserted by an Agent or other party alleging that Allstate Bank, any third party service provider retained by Allstate Bank or Allstate Finance has violated any applicable laws or regulations with respect to the Program.

(c)           Allstate Bank shall promptly disclose to Allstate Finance any breaches in security with respect to the services it provides to Allstate Finance hereunder or databases or information maintained by Allstate Bank with respect to Allstate Finance Loans that result in unauthorized intrusions that may have a material adverse effect on either Allstate Finance or Agents.  Allstate Bank shall report to Allstate Finance when any such material intrusion has occurred, the estimated effect of the intrusion on Allstate Finance or Agents receiving Allstate Finance Loans and the specific corrective actions taken or planned to be taken.  In addition, Allstate Bank agrees that it will not make material changes to its security procedures and the requirements affecting the performance of its obligations hereunder which would materially lessen the security of its operations or materially reduce the confidentiality of data bases and information maintained with respect to Allstate Finance, Agents, and Loans without the prior written consent of Allstate Finance.

ARTICLE II

FEES

Section 2.1             Fees and Expense Reimbursements.  As full compensation for its marketing, origination and administration activities hereunder, Allstate Bank shall be entitled to the fees and expense reimbursements set forth on the Fee Schedule.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1             Representations and Warranties of Allstate Bank.  Allstate Bank hereby represents and warrants to Allstate Finance that, during the term of this Agreement:

(a)           Allstate Bank is or will be a federal savings bank or other federally chartered depository institution, validly existing and presently subsisting under the laws of the United States.  Allstate Bank is duly qualified to do business in each state where required.

(b)           Allstate Bank has full power and authority to administer the Allstate Finance Loans and to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on behalf of Allstate Bank.  Allstate Bank has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Allstate Bank, enforceable against Allstate Bank in accordance with its terms.  Allstate Bank will administer the

Allstate Finance Loans in full compliance with, and will otherwise comply with, all Governmental Requirements.

(c)           The execution and delivery of this Agreement and the fulfillment of its terms do not conflict with any of the terms, conditions or provisions of Allstate Bank’s organizational documents or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which Allstate Bank is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which Allstate Bank or its property is subject.

(d)           As of the date of this Agreement, no litigation is pending or, to the best of Allstate Bank’s knowledge, threatened, against Allstate Bank that would materially and adversely affect the execution, delivery or enforceability of this Agreement or the ability of Allstate Bank to administer Allstate Finance Loans or to perform any of its obligations under this Agreement in accordance with the terms hereof.

(e)           No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Allstate Bank of, or compliance by Allstate Bank with, this Agreement or the consummation of the transactions contemplated hereby, or if any such consent, approval, authorization or order is required, Allstate Bank has obtained the same.

(f)            Allstate Bank is not insolvent or in danger of insolvency.

Section 3.2             Representations and Warranties of Allstate Finance.  Allstate Finance hereby represents and warrants to Allstate Bank that, during the term of this Agreement:

(a)           Allstate Finance is a limited liability company, duly organized, validly existing and presently subsisting under the laws of the State of Delaware. Allstate Finance is duly qualified to do business in each state where required.

(b)           Allstate Finance has the full power and authority to engage in its business and to enter into each Allstate Finance Loan.

(c)           Allstate Finance has full power and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on behalf of Allstate Finance.  Allstate Finance has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Allstate Finance, enforceable against Allstate Finance in accordance with its terms.

(d)           The execution and delivery of this Agreement and the fulfillment of its terms do not conflict with any of the terms, conditions or provisions of Allstate Finance’s organizational documents, or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which Allstate Finance is a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, memorandum of understanding, directive, judgment or decree to which Allstate Finance or its property is subject.

(e)           Allstate Finance is not subject to any order, memorandum of understanding or other regulatory directive that might impair its ability to participate in the Program or materially and adversely affect its financial condition.

(f)            As of the date of this Agreement, no litigation is pending or, to the best of Allstate Finance’s knowledge, threatened, against Allstate Finance that would materially and adversely affect the execution, delivery or enforceability of this Agreement or its ability to perform any of its other obligations under this Agreement in accordance with the terms hereof.

(g)           No consent, approval, authorization or order of any court or governmental agency or body is required by law for the execution, delivery and performance by Allstate Finance of, or compliance by Allstate Finance with, this Agreement or the consummation of the transactions contemplated hereby, or if any such consent, approval, authorization or order is required, Allstate Finance has obtained the same.

(h)           Allstate Finance is not insolvent or in danger of insolvency.

ARTICLE IV

INDEMNIFICATION

Section 4.1             Indemnification by Allstate Bank.  Subject to Section 1.3(c), which shall be Allstate Finance’s sole recourse with respect to any failure of Allstate Bank to comply with its obligations regarding the origination of Allstate Finance Loans, Allstate Bank hereby indemnifies and agrees to defend and hold harmless Allstate Finance, its agents, servants, directors, officers, employees, successors, assigns and affiliates from and against all claims, damages, losses, liabilities, costs and expenses (excluding loss of profits or other consequential damages (other than any consequential damages recovered in a third-party claim)) and including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions, including any formal or informal regulatory enforcement action) (collectively, the “Losses”) in connection with any breach of any representation, warranty, covenant, agreement or obligation of Allstate Bank contained in this Agreement.

Section 4.2             Indemnification by Allstate Finance.  Allstate Finance hereby indemnifies and agrees to defend and hold harmless Allstate Bank, its agents, servants, directors, officers, employees, successors, assigns and affiliates from and against all Losses in connection with any breach of any representation, warranty, covenant, agreement or obligation of Allstate Finance contained in this Agreement.

Section 4.3             Claims for Indemnification.  Whenever any claim shall arise for indemnification under this Article IV, the party seeking indemnification (the “Indemnified Party”) shall notify the party from whom indemnification is sought (the “Indemnifying Party”) of the claim and, when known, the facts constituting the basis for such claim (an “Indemnification Claim Notice”).  In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the Indemnification Claim Notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.  The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that if a legal proceeding shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 4.4 of this Agreement, the Indemnified Party shall have the right to settle or compromise such claim upon giving notice to the Indemnifying Party, as provided in Section 4.4.

Section 4.4             Defense by the Indemnifying Party.  In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any third party claim or legal proceeding, the Indemnifying Party, at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if the Indemnifying Party acknowledges to the Indemnified Party in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to all elements of such claim.  If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel acceptable to the Indemnified Party in the Indemnified Party’s sole determination to conduct the defense of such claims or legal proceeding and at the sole cost and expense of the Indemnifying Party shall take all steps necessary in the defense or settlement thereof.  The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.  The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.  If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within thirty (30) days after the date of the Indemnification Claim Notice, then until the Indemnifying Party assumes the defense of such claim: the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may reasonably deem appropriate, and all costs of litigation incurred by the Indemnified Party shall be included in the calculation of the Indemnified Party’s Loss; and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.  If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

Section 4.5             Payment of Indemnification Obligation.  All indemnification by the Indemnifying Party hereunder shall be effected by a payment in the amount of the indemnification liability promptly upon the determination thereof.

Section 4.6             Survival of Indemnification.  The rights of indemnification set forth in this Article IV shall survive the termination of this Agreement.

ARTICLE V

SCOPE; TERM AND TERMINATION

Section 5.1             Scope.  This Agreement shall cover each Allstate Finance Loan originated during the term of this Agreement and, subject to Section 5.3, shall continue to cover each such Allstate Finance Loan after termination of this Agreement.

Section 5.2             Term.  This Agreement shall commence on the date first above written and, unless sooner terminated in accordance with Section 5.3, shall continue for a period of thirty-six (36) months, provided that, at the end of the initial term of this Agreement or any renewal term, the term of this Agreement shall be automatically renewed for an additional term of twelve (12) months if written notice of non-renewal is not given by either party at least one hundred eighty (180) days prior to the end of the then-existing term.

Section 5.3             Early Termination.  Either party may terminate this Agreement before the then-scheduled expiration date by giving written or electronic notice (a “Termination Notice”) at least one hundred eighty (180) days in advance of the desired termination date.  In the event that Allstate Bank is directed by any Allstate Bank Regulator to terminate its participation in the Program, the parties will attempt to comply with such direction as soon as reasonably practicable.  Either party may terminate the right and obligation of Allstate Bank to facilitate the origination of Allstate Finance Loans immediately upon delivery of written or electronic notice to the other party, provided that no such notice shall affect Allstate Finance Loans contemplated by the latest pre-termination Funding Notice provided to Allstate Finance.

Section 5.4             Consequences of Termination.  In the event of non-renewal of this Agreement or delivery by either party of a Termination Notice, the parties will use commercially reasonable efforts to effect the transfer of the administration of Allstate Finance Loans to Allstate Finance or its designee by the expiration or termination date.  Until such date, Allstate Bank shall continue to originate and service Allstate Finance Loans and shall be entitled to the compensation therefor provided hereunder.

ARTICLE VI

CONFIDENTIALITY

Section 6.1             In connection with this Agreement, each party will have access to information concerning the other party.  Each party acknowledges and agrees that all tangible and intangible proprietary information revealed, obtained from the other party (the “Protected Party”) in the course of or in connection with this Agreement (“Confidential Information”) shall be considered as confidential and proprietary information of the Protected Party and shall not be disclosed to any third party without the prior written consent of the Protected Party.

Section 6.2             The Protected Party’s Confidential Information shall be used by the other party (the “Obligated Party”) only for the purpose of participating in the Program and exercising its rights, duties and remedies under this Agreement or exercising its rights, duties and remedies in connection with an Allstate Finance Loan.  The Obligated Party shall not accumulate in any way or make use of Confidential Information for any other purpose.  The Obligated Party shall ensure that only its employees, officers, directors, authorized agents or contractors who need to know Confidential Information to perform services or offer or monitor the Program, or parties performing due diligence in connection with a potential transaction involving the Obligated Party, will receive Confidential Information and that such persons agree to be bound by the provisions of this Article VI.

Section 6.3             The obligations set forth herein with respect to Confidential Information shall not apply to Confidential Information that: (a) an Obligated Party or its personnel already know at the time it is disclosed; (b) is publicly known without breach of this Agreement; (c) the Obligated Party received from a third party authorized to disclose it without restriction; or (d) the Obligated Party, its agents or contractors developed independently without use of the Confidential Information of the Protected Party.  In addition, an Obligated Party may disclose Confidential Information if and to the extent required by law, regulation or valid court or governmental agency order, provided that the Obligated Party gives notice to the Protected Party as soon as may be practicable in order to give the Protected Party the opportunity to seek a protective order.  Finally, an Obligated Party may disclose Confidential Information as reasonably necessary in connection with any lawsuit or arbitration proceeding between the Obligated Party and the Protected Party.

Section 6.4             The parties agree that any unauthorized use or disclosure of Confidential Information may cause immediate and irreparable harm to the Protected Party for which money damages may not constitute an adequate remedy.  Accordingly, the Obligated Party agrees that injunctive relief may be warranted in addition to any other remedies the Protected Party may have.  In addition, each Obligated Party agrees promptly to advise the Protected Party in writing of any unauthorized misappropriation, disclosure or use by any person of Confidential Information which may come to its attention and to take all steps at its own expense reasonably requested by the Protected Party to limit, stop or otherwise remedy such misappropriation, disclosure or use.

Section 6.5             Each party further agrees that, notwithstanding Section 6.3, the existence and terms of this Agreement shall constitute “Confidential Information” of the other party.

Section 6.6             The obligations of this Article VI shall survive the termination of this Agreement.

ARTICLE VII

GENERAL

Section 7.1             Notices.  All notices, requests and other communications hereunder (“Notices”) shall be given in writing or by email and will be deemed to have been given three days after being sent by registered or certified mail, postage prepaid, return receipt requested, one day after being sent by an overnight courier service guaranteeing next day delivery, in each instance, addressed as follows or addressed in the manner set forth in a subsequent notice given by the recipient in accordance with this Section 7.1:

(a)             if to Allstate Bank:

Allstate Bank

3100 Sanders Road
Northbrook, IL 60062
Attention: President

(b)             if to Allstate Finance:

Allstate Finance Company, LLC

3100 Sanders Road
Northbrook, IL 60062
Attention: Managing Officer

Section 7.2             Regulatory Concerns; Litigation Threats.  Except to the extent prohibited by Governmental Requirements (after reasonable efforts to obtain a waiver thereof if practicable), Allstate Finance and Allstate Bank shall each provide prompt notice to the other party upon receipt of: (a) any verbal or written contact from any regulatory authority regarding the Program; or (b) any legal process or verbal or written communication from any attorney or individual concerning a threatened legal proceeding regarding the Program.

Section 7.3             Governing Law.  This Agreement shall be governed by federal law and, to the extent state law applies, by the substantive law of the State of Illinois, without giving effect to the conflict of law principles thereof.

Section 7.4             No Waiver.  No failure or delay on the part of either party to exercise any right, power or remedy shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof or of any other right, power, or remedy.

Section 7.5             Entire Agreement; Amendment; Assignment.  This Agreement, including its exhibits, sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes all prior oral or written understandings relating hereto.  This Agreement, including its exhibits, shall only be modified or supplemented by a written amendment signed by both parties.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, including without limitation any successor to a party hereto by merger, consolidation or otherwise by operation of law.

Section 7.6             Assignment and Participation of Loans; Third Party Beneficiaries.  Allstate Finance may sell, assign or transfer participation interests in any Allstate Finance Loan, without prior written or electronic approval and in its absolute discretion, provided that such sale, assignment or transfer shall not affect Allstate Bank’s administration hereunder or require Allstate Bank to deal with the purchaser, assignee or transferee of the participation interests regarding such Allstate Finance Loan.

Section 7.7             Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original hereof, and all of which, when taken together, shall constitute one and the same instrument.

Section 7.8             Headings.  The headings of the several articles and sections of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

Section 7.9             Severability.  If any portion of this Agreement is construed to be invalid or unenforceable, the remaining portions hereof shall not be affected thereby and shall be enforceable without regard to the invalid or unenforceable portions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ALLSTATE FINANCE COMPANY, LLC

By:	/s/ John C. Pintozzi
John C. Pintozzi
Title:	President

Date:	10/28/2010

ALLSTATE BANK

By:	/s/ Nick Georgakopoulos
Nick Georgakopoulos
Title:	President

Date:	10/27/2010